1155 Rene-Levesque Boulevard West, Suite 2720
[LOGO OF MANARIS]                                      Montreal, Quebec, H3B 2K8
                                              T(514) 337-2447 // F(514) 337 0985

Manaris Announces Changes to its Board of Directors

MONTREAL, CANADA (January 18, 2006) - Manaris Corporation (OTCBB: MANS) (FRANKFURT WKN: 255471) President and CEO, John Fraser, is pleased to announce the appointment of Marc Bouchard to Manaris' Board of Directors.

Mr. Bouchard is Chairman of Toll Cross Securities Inc., an investment brokerage firm based in Toronto. Previously, he was a senior officer at Bell Canada Enterprises, Inc. responsible for various aspects of corporate development, finance and operations. He has been the Chief Financial Officer and Chief Operating Officer for a number of international companies in the telecommunications and financial industries.

Marc   Bouchard   replaces   Cherry  Lim  who  has  resigned  due  to  increased
responsibilities related to her business activities in China.

Commenting on the board changes, Mr. Fraser stated, "I wish to thank Cherry for her valuable insight and contributions to Manaris. While her departure will be felt, I am confident that Marc will deepen our knowledge base and help successfully guide the company through its current period of transition."

About Manaris Corporation

Through its wholly-owned subsidiaries, Manaris Corporation offers a comprehensive suite of enterprise risk management services and solutions. C-Chip Technologies (North America) specializes in the high-tech sector of the security industry, with technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses and corporations to monitor different types of environments, including Air, Soil, Water as well as buildings and infrastructures. Chartrand Laframboise Inc. provides corporations and institutions with security services including corporate investigation, surveillance, electronic monitoring and protection of personnel and premises.

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward looking statements are not guarantees of performance, and Manaris Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and Manaris Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contacts:

Mr. John Fraser President and CEO (514) 337-2447

Linda Farha
Zenergy Communications
(514) 273-4034
linda@zenergycom.com